June 13, 2016
United States Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, N.E.
Washington, D.C.  20549

Re: Miramar Labs, Inc. (formerly KTL Bamboo International Corp.)
Ladies and Gentleman:
We have read the statements under item 4.01 in the Form 8-K dated June 13, 2016, of Miramar Labs, Inc. (formerly KTL Bamboo International Corp.) (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ BF Borgers CPA PC
Certified Public Accountants
Lakewood, CO